EXHIBIT 99.1
                                                                   PRESS RELEASE


April 29, 2004 -- Amalgamated Technologies, Inc. (OTC BULLETIN BOARD: AGMN) announced today that it had closed a common stock financing in which it raised net proceeds from accredited investors in excess of $5,000,000. The company will use the proceeds of the financing to seek business opportunities.

In addition, the company announced that prior to the financing, Trinad Capital, L.P., and its affiliated entities had acquired control of the company by purchasing approximately 88% of the company's issued and outstanding capital stock. Trinad Capital L.P. and its affiliates beneficially own approximately 38% after giving effect to the financing. Trinad Capital L.P. is a hedge fund dedicated to investing in micro-cap companies.

Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995. This press release may contain forward-looking statements relating to future performance and expectations within the meaning of such Act. Actual results could be affected or differ materially from those statements and expectations as a result of various factors including: the failure to find appropriate business opportunities; the business opportunities may not be successful; and historical results may not be indicative of future performance of the combined businesses.

More information about factors that potentially could affect Amalgamated Technologies, Inc.'s financial results is included in Amalgamated Technologies, Inc.'s filings with the Securities and Exchange Commission.

CONTACT:

Amalgamated Technologies, Inc. Robert S. Ellin, (212) 521-5181

SOURCE Amalgamated Technologies, Inc.

CONTACT: Robert S. Ellin of Amalgamated Technologies, Inc.,
         +1-212-521-5181 (AGMN)